Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
+1 612 766 7000 main
+1 612 766 1600 fax

October 5, 2020

Northern Oil and Gas, Inc.
601 Carlson Pkwy, Suite 900
Minnetonka, MN 55305
Ladies and Gentlemen:
We have acted as counsel for Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), in connection with (1) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, file no. 333-216887 and Post-Effective Amendment No. 1 to such Registration Statement (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with future business combination transactions or acquisitions by the Company or its subsidiaries of businesses, assets or securities; and (2) the issuance by the Company of up to an aggregate of 340,000 shares of Common Stock (the “Shares”), pursuant to the Purchase and Sale Agreement by and between W North Fund, LLC and the Company, dated July 29, 2020 (the “Purchase Agreement”), including (i) 295,000 shares of Common Stock issued as of October 5, 2020 (the “Base Shares”) and (ii) up to 45,000 shares of Common Stock (the “Contingent Shares”) issuable pursuant to the Purchase Agreement.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
The Shares will be issued under the Restated Certificate of Incorporation of the Company, as currently in effect (the “Certificate of Incorporation”), and issued pursuant to, and in accordance with the terms of, the Purchase Agreement (collectively with the Certificate of Incorporation, the “Governing Documents”).
In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Certificate of Incorporation, (ii) the Company’s Bylaws, as currently in effect, (iii) the Registration Statement, (iv) the Purchase Agreement, (v) resolutions adopted by the Board of Directors of the Company relating to, among other things, the authorization and issuance of the Shares and the registration of the sale thereof, and (vi) such other documents, certificates and records as we have deemed necessary or appropriate for the purpose of rendering the opinions below. We have also examined such authorities of law as we have deemed relevant as a basis for the opinions set forth below. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon written or oral certificates, statements, representations and other documentation furnished to us by officers, employees and representatives of the Company, public officials and others, without independent verification of the facts set forth therein.
Based on the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1.All necessary corporate action has been taken by the Company to authorize the issuance and sale of the Base Shares, and, when issued and sold pursuant to the Purchase Agreement, in accordance with its terms, such Base Shares are validly issued, fully paid and nonassessable.
2.All necessary corporate action has been taken by the Company to authorize the issuance and sale of the Contingent Shares, and when issued and sold pursuant to the Purchase Agreement, in accordance with its terms, and when, if issued as certificated shares, certificates representing such Contingent Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or, if issued as uncertificated shares, upon authorization thereof by action of the Company and book entry registration and issuance by the Company’s transfer agent/registrar, such Contingent Shares will be validly issued, fully paid and nonassessable.

The opinions set forth in paragraph 2 above assume that (a) the Registration Statement and any amendments relating thereto have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Contingent Shares are issued or delivered, (i) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the issuance or delivery of such Contingent Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Company will have received legally sufficient consideration for all Contingent Shares, (e) the Contingent Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of the Common Stock under the Certificate of Incorporation, (f) all certificates evidencing any Contingent Shares will be in the form required by law and approved for issuance by the Company, and (g) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law.
In rendering the foregoing opinions, we have assume the accuracy, completeness, and truthfulness of all public records of the Company and of all certifications, documents, and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the Delaware General Corporation Law.
This opinion is rendered as of the date first written above and we assume no obligation to revise or supplement this opinion thereafter. This opinion is expressly limited to the matters set forth above and to laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Governing Documents.
We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed with the Commission on October 5, 2020 and to reference to us under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In providing this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, FAEGRE DRINKER BIDDLE & REATH LLP By /s/ Joshua L. Colburn Joshua L. Colburn, Partner